News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Lien Nguyen (407) 826-4475

Tupperware Brands Reports Fourth Quarter Results
Declares Regular Quarterly Dividend

•	Fourth quarter sales up 6% in local currency+, above guidance range, and down 5% in dollars versus last year.

•	GAAP diluted E.P.S. $1.63 versus $1.74 prior year. Adjusted*, diluted E.P.S. $1.72, up 9% in local currency and 12 cents above high end of guidance range.

•	Brazil annual sales exceed $200 million. China becomes ninth unit with over $100 million in annual sales.

•	Board of Directors declares unchanged quarterly dividend of 68 cents per share.

Orlando, Fla., January 28, 2015 - (NYSE: TUP) Tupperware Brands Corporation today announced fourth quarter 2014 operating results.

Rick Goings, Chairman and CEO, commented, “Sales grew 6% this quarter in local currency with particularly robust growth in Argentina, Brazil, China and Indonesia, continuing positive momentum from the third quarter. Our emerging markets were up 10% in local currency and our established markets, while down 1% in local currency, showed sequential improvement of 3 percentage points from the third quarter. On top of good sales, I am proud of the way we were able to improve our value chain to close the quarter with $1.72 in earnings per share excluding items, higher than our guidance by 12 cents in spite of a 4 cent hit compared with our October guidance from foreign exchange headwinds.”

Goings continued, ”While there continue to be challenging external forces, this quarter’s results demonstrated we can and will continue to navigate through the environments we find ourselves in, with our strong global management team using our growth levers: innovative and demonstrable premium products; an entertaining selling situation and direct-to-consumer fundamentals driven through the relationships of our 2.9 million sales force world-wide.”

Fourth Quarter Executive Summary

•	Fourth quarter 2014 net sales were $680 million. Emerging markets**, accounting for 64% of sales, achieved a 10% increase in local currency. Established markets were down 1% in local currency.

•
GAAP net income of $82.3 million, down 8% versus prior year GAAP net income of $89.7 million. Excluding the impact of foreign currency rates on the comparison, net income was up 6% versus prior year. Adjusted diluted E.P.S. of $1.72 included a 23 cent negative impact versus 2013 from changes in foreign exchange rates, which was 4 cents worse than included in October’s guidance. Earnings per share without items was down 5% versus last year in dollars and up 9% in local currency.

•
In the fourth quarter, the Company returned $84 million to shareholders through a dividend payout of $34 million and the open market repurchase of 769 thousand shares for $50 million. Since 2007, 21.3 million shares have been repurchased for $1.3 billion, with $0.7 billion left under an authorization that runs until February 2017.

•	Total sales force of 2.9 million was up 2% versus prior year at the end of the quarter, with stricter standards in a few markets negatively impacting the comparison.

Fourth Quarter Business Highlights

Europe: Strong increases by Avroy Shlain in South Africa, Italy, the Middle East, and Turkey offset by lower sales in Austria and Germany

•	Segment sales were even in local currency (down 10% in dollars), a 1 point sequential improvement from the third quarter.

•
Emerging markets were up 6% in local currency. Increases in Avroy Shlain in South Africa, up 10%; the small Middle East businesses, up 99%; and Turkey, up 9%, partly offset by CIS, down 3%, although continuing an improvement in trend.

•
Established markets were down 2% in local currency. Germany was down 5%, a sequential improvement of 1 point from the third quarter. Austria's sales decreased, largely due to timing of programs that benefited the third quarter. Italy's local currency sales were up 8%, continuing a strong three quarter trend.

Asia Pacific: China, Indonesia, Japan and Korea sales up double digits

•
Sales for the segment were up 7% in local currency (up 2% in dollars), driven by the emerging markets up 8% in local currency. Growth led by China, up 20%, Indonesia, the Company's largest business unit, up 16%; and Korea, up 15%, through a higher active sales force. Malaysia/Singapore was down 4% partly overcoming difficult externals. India was down 8% on lower activity. The sales force size gap in India narrowed by 7 points in the quarter to down 1%.

•
Segment active sales force up 1% versus last year. The 6 percentage point difference between the sales and active seller comparisons was primarily related to a mix shift toward China that operates under an outlet model with very few active sellers and higher productivity and the absence of Nutrimetics Thailand that was closed in 2013, which had a much lower than average order size.

Tupperware North America: Sales increase by Tupperware U.S. and Canada offset by large business to business impact in Tupperware Mexico

•
Segment sales down 2% in local currency (down 5% in dollars). Tupperware United States and Canada sales were up 7% in local currency with strong underlying indicators. Sales force size closed 3% above prior year.

•
Tupperware Mexico sales down 11%, including lapping a large business to business sale in the fourth quarter of 2013. Core business was about even. Sales force size up 4% at the end of fourth quarter compared with prior year.

Beauty North America: BeautiControl sales up. Fuller Mexico sales down driven by lower sales force size

•	Sales for the segment were down 6% in local currency (down 10% in dollars), of which 5 points was from the closing in April of the Armand Dupree business in the United States.

•	BeautiControl sales were up 7%, primarily from higher sales force activity.

•
Fuller Mexico local currency sales were down 4% from the prior year. Continued focus on stabilizing and growing the number of sales managers and total sales force size in a highly competitive and challenging external environment.

South America: Leveraged 10% larger sales force along with inflation driven price increases

•
Segment sales up 38% in local currency (down 8% in dollars), driven by increases in Brazil and Argentina. Brazil was up 43% in local currency, primarily reflecting higher volume from a large sales force size advantage and a good activity rate.

•	Argentina was up 56% primarily due to higher prices, including a continued mix shift towards housewares sales away from lower priced beauty products.

•
Segment's active sales force was up 10%. The 28 point difference between the sales and active seller comparisons primarily reflected inflation related price increases throughout the segment and a mix shift towards Brazil that has a larger than average order size.

•	Brazil profitability better than expected from better supply chain results compared with the third quarter.

2015 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's first quarter and fiscal 2015 full year guidance is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Mar 28, 2015		Ended	Dec 26, 2015		Ended
	Low	High	Mar 29, 2014	Low	High	Dec 27, 2014

USD Sales Growth vs Prior Year	(12)%	(10)%	—%	(6)%	(4)%	(2)%
GAAP EPS	0.89	$0.94	$1.02	$4.58	$4.68	$4.20
GAAP Pre-Tax ROS	10.2%	10.5%	10.7%	12.6%	12.6%	11.4%

Local Currency+ Sales Growth vs Prior Year	2%	4%	7%	4%	6%	5%
EPS Excluding Items*	$0.98	$1.03	$1.31	$4.90	$5.00	$5.38
Pre-Tax ROS Excluding Items*	11.3%	11.6%	13.5%	13.5%	13.5%	13.9%

FX Impact on EPS Comparison (a)	($0.29)	($0.29)		($0.83)	($0.83)

(a)	Impact of changes in foreign currency versus prior year are updated monthly and posted at: http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm.

Full year 2015

•	Tax rate excluding items is expected to be 25.5%, and 25.3% on a U.S. GAAP basis.

•	Reflects $50 million full-year open market share repurchases, all in the fourth quarter.

•	Venezuela:

•
For full year 2015, in the table above, of the 83 cent negative year-over-year impact of changes in rates on diluted earnings per share, 23 cents relates to weaker rates for the Venezuelan bolivar. The bolivar to U.S. dollar exchange rate used in translating the Company’s first quarter 2014 operating activity was 6.3 bolivars to the U.S. dollar, was 10.8 bolivars to the U.S. dollar in the second quarter and was 50.0 in the second half of 2014. The Company's outlook currently assumes it will also use 50.0 bolivars to the U.S. dollar to translate its future operating activity.

•
As a unit accounted for as hyperinflationary under U.S. GAAP, Venezuela’s functional currency is the U.S. dollar and the impact of changes in the bolivar to U.S. dollar exchange rate on the unit’s net monetary assets are reflected as a transactional impact in the Company’s net income rather than as a cumulative translation adjustment. The Company's first half 2014 U.S. GAAP income included $29.2 million of pretax expense related to net monetary asset amounts on its March and June 2014 balance sheets being translated at the 10.8 and 50.0 bolivars to the U.S. dollar rates, rather than the previous rates. During 2014, there was also a $17.5 million negative pretax impact of inventory being included in cost of sales at its historical exchange rate rather than the rate at which sales were translated. This was partially offset by a third quarter 2014 gain of $4.3 million from accessing cash at better rates than the 50.0 bolivars to the U.S. dollar. Assuming that the 50.0 bolivar to U.S. dollar exchange rate continues in 2015, there will be a negative translation impact on the Company’s first and second quarter sales comparisons of 4.3 percentage points and 2.8 percentage points, respectively (1.8 percentage points on the full year comparison), and a negative impact on the diluted earnings per share comparisons with 2014 in the first quarter, second quarter, and full year of 12 cents, 11 cents and 23 cents, respectively. First quarter 2014 sales and segment profit in Venezuela were $33 million and $9 million, respectively. Second quarter 2014 sales and segment profit in Venezuela were $24 million and $9 million, respectively.

Segment Level

•
For the full year, sales in local currency are expected to be about even in Europe and Tupperware North America, up mid to high single digit in Asia Pacific, down slightly in Beauty North America and up 20%+ in the South America segment.

•
Pre-tax return on sales without items for the full year, versus 2014, is expected to be about even in Europe and Asia Pacific, down around 1 point in Tupperware North America, up about 2 points in Beauty North America, and down about 1.5 points in dollars and up about 1/2 point in local currency in South America.

Dividend Declaration

The Company's Board of Directors declared today the Company's regular quarterly dividend. The dividend declared was 68 cents per share, even with the previous quarter. It is payable on April 3, 2015 to shareholders of record as of March 18, 2015. The dividend is in line with the Company's targeted payout ratio of approximately 50% of trailing full year diluted earnings per share without items.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Fourth Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, January 28, 2015, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship based selling method through an independent sales force of 2.9 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on; http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, beginning in 2015 pension settlements and re-engineering and impairment charges.  Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and pension settlements, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars and has mandated at various levels the exchange rate for U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated, as well as gains from obtaining U.S. dollars at exchange rates more favorable than those at which the bolivars were last recorded. These items have occurred recently for reporting purposes in the first quarter of 2013 and in first, second and third quarters of 2014.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. This includes the impact on sales and earnings from currency devaluations in Venezuela. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FOURTH QUARTER SALES STATISTICS*
(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q4 '13%		Total Sales Force	Inc/(Dec) vs. Q4 '13%
Europe++	(10)	—	93,735	(5)	a	659,711	(2)
Asia Pacific++	2	7	254,290	1	b,c	1,077,204	5
TW North America	(5)	(2)	95,775	2	d	359,284	3
Beauty North America	(10)	(6)	223,614	(8)	e	447,855	(7)	e
South America	(8)	38	108,344	10	f	398,632	10
Total All Units	(5)	6	775,758	(1)		2,942,686	2

Emerging Market Units
Europe	(8)	6	61,995	(5)	a	472,739	(3)
Asia Pacific	5	8	219,164	—	b	958,077	4
TW North America	(15)	(11)	84,795	1	d	273,181	4
Beauty North America	(10)	(4)	198,016	(8)		381,088	(5)
South America	(8)	38	108,344	10	f	398,632	10
Total Emerging Market Units	(4)	10	672,314	(1)		2,483,717	2

Established Market Units
Europe++	(11)	(2)	31,740	(4)		186,972	1
Asia Pacific++	(7)	2	35,126	8	c	119,127	9
TW North America	5	7	10,980	9		86,103	3
Beauty North America	(11)	(11)	25,598	(4)	e	66,767	(16)	e
South America	—	—	—	—		—	—
Total Established Market Units	(7)	(1)	103,444	1		458,969	—

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.
++ Effective as of the beginning of 2014, Nutrimetics France is being managed by and reported in the Asia Pacific segment. Prior year information has been reclassified.

Notes
a The local currency sales increase in Europe emerging markets with less active sellers reflected higher sales force qualification standards in Russia, Middle East and North Africa and increased prices in Turkey.
b Higher sales with less active sellers in Asia emerging markets reflected a mix shift toward China that operates under an outlet model with very few active sellers and higher productivity from higher sales force qualification standards and the absence of Nutrimetics Thailand that was closed in 2013, which had a much lower than average order size.
c A larger increase in active sellers than local currency sales in Asia established markets reflected a shift away from Tupperware Australia/New Zealand that has the highest order size of the segment.
d Lower B2B sales by Tupperware Mexico had a negative impact on the local currency sales comparisons of 5, 11, 0.7 and 1 percentage points for Tupperware North America, Tupperware North America emerging markets, total Company and total emerging markets, respectively. This also negatively impacted the total and active sales force comparisons in these captions.
e In April 2014, the Company ceased operating its Armand Dupree business in the United States. This had a negative impact on the local currency sales comparisons of 4, 17, 0.5 and 1 percentage points for total Beauty North America, Beauty North America established markets, total Company and total established markets, respectively. This also negatively impacted the total and active sales force comparisons in these captions. There was also a significant negative impact on the total sales force size comparison of BeautiControl, as an ultimately ineffective promotional approach from 2013 was not repeated.
f The much higher local currency sales increase in South America, compared with the increase in active sellers, reflected inflation-driven price increases throughout the segment and a mix shift toward Brazil that has a larger than average order size.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		52 Weeks Ended
	Dec 27, 2014	Dec 28, 2013	Dec 27, 2014	Dec 28, 2013
Net sales	$679.9	$717.1	$2,606.1	$2,671.6
Cost of products sold	227.5	241.4	884.0	889.8
Gross margin	452.4	475.7	1,722.1	1,781.8

Delivery, sales and administrative expense	331.3	346.5	1,346.1	1,369.7
Re-engineering charges	2.7	2.2	11.0	9.3
Gain (loss) on disposal of assets	0.4	(0.4)	2.7	0.7
Operating income	118.8	126.6	367.7	403.5

Interest income	1.0	0.7	3.0	2.6
Interest expense	10.6	10.7	46.5	40.2
Other (income) expense	(0.3)	0.5	26.0	5.5
Income before income taxes	109.5	116.1	298.2	360.4
Provision for income taxes	27.2	26.4	83.8	86.2
Net income	$82.3	$89.7	$214.4	$274.2

Net income per common share:
Basic earnings per share	$1.65	$1.78	$4.28	$5.28
Diluted earnings per share	$1.63	$1.74	$4.20	$5.17

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		Reported	Restated*	Foreign	52 Weeks Ended		Reported	Restated*	Foreign
	Dec 27, 2014	Dec 28, 2013%		%	Exchange	Dec 27, 2014	Dec 28, 2013%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$194.0	$215.2	(10)	—	$(21.5)	$730.3	$771.5	(5)	(1)	$(32.9)
Asia Pacific	230.2	225.6	2	7	(10.6)	849.9	848.1	—	6	(48.3)
TW North America	90.4	94.9	(5)	(2)	(3.1)	349.9	358.0	(2)	—	(8.2)
Beauty North America	70.9	78.9	(10)	(6)	(3.8)	290.9	320.1	(9)	(6)	(9.5)
South America	94.4	102.5	(8)	38	(34.2)	385.1	373.9	3	36	(89.9)
	$679.9	$717.1	(5)	6	$(73.2)	$2,606.1	$2,671.6	(2)	5	$(188.8)

Segment profit:
Europe	$43.7	$47.8	(9)	—	$(4.2)	$118.2	$130.6	(10)	(5)	$(6.3)
Asia Pacific	58.2	54.8	6	11	(2.5)	191.0	187.5	2	9	(12.7)
TW North America	18.9	21.7	(13)	(9)	(0.9)	68.3	65.9	4	7	(2.0)
Beauty North America	0.2	1.1	(87)	(80)	(0.4)	1.3	16.1	(92)	(91)	(1.2)
South America	18.5	19.4	(4)	48	(6.8)	27.1	68.9	(61)	(46)	(18.9)
	139.5	144.8	(4)	7	(14.8)	405.9	469.0	(13)	(5)	(41.1)

Unallocated expenses	(18.1)	(16.1)	12	6	(0.8)	(55.9)	(62.4)	(11)	(14)	(2.8)
Gain (loss) on disposal of assets	0.4	(0.4)	—	—	—	2.7	0.7	+	+	—
Re-engineering charges	(2.7)	(2.2)	23	23	—	(11.0)	(9.3)	19	19	—
Interest expense, net	(9.6)	(10.0)	(3)	(3)	—	(43.5)	(37.6)	16	16	—
Income before taxes	109.5	116.1	(6)	9	(15.6)	298.2	360.4	(17)	(6)	(43.9)
Provision for income taxes	27.2	26.4	3	20	(3.7)	83.8	86.2	(3)	11	(10.4)
Net income	$82.3	$89.7	(8)	6	$(11.9)	$214.4	$274.2	(22)	(11)	$(33.5)

Net income per common share (diluted)	$1.63	$1.74	(6)	8	$(0.23)	$4.20	$5.17	(19)	(7)	$(0.64)

Weighted average number of diluted shares	50.6	51.5				51.0	53.1

* 2014 actual compared with 2013 translated at 2014 exchange rates
+ Greater than 100% change

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Dec 27, 2014				13 Weeks Ended Dec 28, 2013
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit:
Europe	$43.7	$—		$43.7	$47.8	$—		$47.8
Asia Pacific	58.2	0.7	a	58.9	54.8	0.6	a	55.4
TW North America	18.9	—		18.9	21.7	—		21.7
Beauty North America	0.2	2.1	a,d	2.3	1.1	2.2	a	3.3
South America	18.5	0.4	a,b	18.9	19.4	0.1	a	19.5
	139.5	3.2		142.7	144.8	2.9		147.7

Unallocated expenses	(18.1)	—		(18.1)	(16.1)	—		(16.1)
Gain (loss) on disposal of assets	0.4	(0.4)	c	—	(0.4)	0.4	c	—
Re-engineering charges	(2.7)	2.7	d	—	(2.2)	2.2	d	—
Interest expense, net	(9.6)	—		(9.6)	(10.0)	—		(10.0)
Income before taxes	109.5	5.5		115.0	116.1	5.5		121.6
Provision for income taxes	27.2	1.0	e	28.2	26.4	2.0	e	28.4
Net income	$82.3	$4.5		$86.8	$89.7	$3.5		$93.2

Net income per common share (diluted)	$1.63	$0.09		$1.72	$1.74	$0.07		$1.81

	52 Weeks Ended Dec 27, 2014				52 Weeks Ended Dec 28, 2013
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit:
Europe	$118.2	$0.1	a	$118.3	$130.6	$0.1	a	$130.7
Asia Pacific	191.0	3.1	a,d	194.1	187.5	1.3	a	188.8
TW North America	68.3	—		68.3	65.9	—		65.9
Beauty North America	1.3	10.5	a,d	11.8	16.1	3.2	a	19.3
South America	27.1	43.0	a,b	70.1	68.9	4.4	a,b	73.3
	405.9	56.7		462.6	469.0	9.0		478.0

Unallocated expenses	(55.9)	—		(55.9)	(62.4)	—		(62.4)
Gain (loss) on disposal of assets	2.7	(2.7)	c	—	0.7	(0.7)	c	—
Re-engineering charges	(11.0)	11.0	d	—	(9.3)	9.3	d	—
Interest expense, net	(43.5)	—		(43.5)	(37.6)	—		(37.6)
Income before taxes	298.2	65.0		363.2	360.4	17.6		378.0
Provision for income taxes	83.8	4.8	e	88.6	86.2	3.5	e	89.7
Net income	$214.4	$60.2		$274.6	$274.2	$14.1		$288.3

Net income per common share (diluted)	$4.20	$1.18		$5.38	$5.17	$0.26		$5.43

a Amortization of intangibles of acquired beauty units.
b As a result of step devaluations in the Venezuelan bolivar from 5.3 bolivars per U.S. dollar to 6.3, 10.8 and 50.0 bolivars per U.S. dollar as of the end of January 2013, March 2014 and June 2014, respectively, the Company had impacts of $0.2 million and $42.4 million in the fourth quarter and year-to-date periods of 2014 and $4.2 million in the year-to-date period of 2013. These amounts related to expense from translating bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at which the amounts went on the balance sheet, rather than the exchange rates in use when they were included in income. In the third quarter of 2014, the Company received $5.6 million for approximately 51 million bolivars at an average exchange rate of 9.1 bolivars per U.S. dollar, which generated an exchange gain of $4.6 million.
c Gain on disposal of assets of $2.7 million in 2014 is primarily from the sale of land near the Orlando, FL headquarters in the first quarter and $1.1 million from the sale of a facility in Australia that resulted in proceeds in the second and fourth quarters. Gain on disposal of assets of $0.7 million in 2013 is primarily from the sale of land in Orlando.
d In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, and in 2014, the decision to cease operating its Armand Dupree business in the United States, its Nutrimetics business in Thailand and a manufacturing plant in India.
e Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In millions)	52 Weeks Ended	52 Weeks Ended
	December 27, 2014	December 28, 2013
Operating Activities:
Net cash provided by operating activities	$282.1	$323.5

Investing Activities:
Capital expenditures	(69.4)	(69.0)
Proceeds from disposal of property, plant & equipment	7.1	8.9
Net cash used in investing activities	(62.3)	(60.1)

Financing Activities:
Dividend payments to shareholders	(133.5)	(116.8)
Net proceeds from issuance of senior notes	—	200.0
Repurchase of common stock	(92.3)	(379.4)
Repayment of long-term debt and capital lease obligations	(3.0)	(2.5)
Net change in short-term debt	(2.2)	27.8
Debt issuance costs	—	(2.2)
Proceeds from exercise of stock options	15.7	21.0
Excess tax benefits from share-based payment arrangements	6.3	14.5
Net cash used in financing activities	(209.0)	(237.6)

Effect of exchange rate changes on cash and cash equivalents	(61.1)	(18.3)
Net change in cash and cash equivalents	(50.3)	7.5
Cash and cash equivalents at beginning of year	127.3	119.8
Cash and cash equivalents at end of period	$77.0	$127.3

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Dec 27, 2014	Dec 28, 2013
Assets:
Cash and cash equivalents	$77.0	$127.3
Other current assets	669.3	651.7
Total current assets	746.3	779.0

Property, plant and equipment, net	290.3	300.9
Other assets	793.7	764.0
Total assets	$1,830.3	$1,843.9

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$221.4	$235.4
Accounts payable and other current liabilities	578.9	502.1
Total current liabilities	800.3	737.5

Long-term debt	615.2	619.9
Other liabilities	231.4	233.6
Total shareholders' equity	183.4	252.9
Total liabilities and shareholders' equity	$1,830.3	$1,843.9

Debt to Adjusted EBITDA* Ratio as of and for the four quarters ended Dec 27, 2014: 1.95 times

* Adjusted EBITDA as defined in the Company's credit agreement under Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 28, 2015
(UNAUDITED)

	First Quarter	First Quarter
(In millions, except per share data)	2014 Actual	2015 Outlook
		Range
		Low	High
Income before income taxes	$70.8	$59.7	$62.8

Income tax	$18.6	$15.0	$15.8
Effective Rate	26%	25%	25%

Net Income (GAAP)	$52.2	$44.7	$47.0

% change from prior year		(14)%	(10)%

Adjustments(1):
Gain on disposal of assets	(1.8)	—	—
Re-engineering, restructuring and pension settlements	3.9	3.8	3.8
Net impact of Venezuelan bolivar devaluations	13.4	—	—
Acquired intangible asset amortization	2.9	2.7	2.7
Income tax(2)	(3.7)	(1.8)	(1.8)
Net Income (adjusted)	$66.9	$49.4	$51.7

Exchange rate impact(3)	(14.9)	—	—
Net Income (adjusted and 2014 restated for currency changes)	$52.0	$49.4	$51.7

% change from prior year		(5)%	(1)%

Net income (GAAP) per common share (diluted)	$1.02	$0.89	$0.94

% change from prior year		(13)%	(8)%

Net Income (adjusted) per common share (diluted)	$1.31	$0.98	$1.03

Net Income (adjusted & restated) per common share (diluted)	$1.02	$0.98	$1.03

% change from prior year		(4)%	1%

Average number of diluted shares (millions)	51.1	50.1	50.1

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2014 actual and 2014 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 28, 2015
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2014 Actual	2015 Outlook
		Range
		Low	High
Income before income taxes	$298.2	$307.1	$313.7

Income tax	$83.8	$77.6	$79.3
Effective Rate	28%	25%	25%

Net Income (GAAP)	$214.4	$229.5	$234.4

% change from prior year		7%	9%

Adjustments(1):
Gains on disposal of assets	$(2.7)	$—	$—
Re-engineering, restructuring and pension settlements	13.4	11.3	11.3
Net impact of Venezuelan bolivar devaluations	42.4	—	—
Acquired intangible asset amortization	11.9	10.9	10.9
Income tax(2)	(4.8)	(6.4)	(6.4)
Net Income (adjusted)	$274.6	$245.3	$250.2

Exchange rate impact(3)	(42.6)	—	—
Net Income (adjusted and 2014 restated for currency changes)	$232.0	$245.3	$250.2

% change from prior year		6%	8%

Net income (GAAP) per common share (diluted)	$4.20	$4.58	$4.68

% change from prior year		9%	11%

Net Income (adjusted) per common share (diluted)	$5.38	$4.90	$5.00

Net Income (adjusted & restated) per common share (diluted)	$4.55	$4.90	$5.00

% change from prior year		8%	10%

Average number of diluted shares (millions)	51.0	50.1	50.1

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2014 actual and 2014 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

	As of and for the four quarters ended
	December 27, 2014
Adjusted EBITDA:
Net income	$214.4
Add:
Depreciation and amortization	63.7
Gross interest expense	46.5
Provision for income taxes	83.8
Pretax non-cash re-engineering and impairment charges	3.8
Equity compensation	18.9
Deduct:
Gains on land sales, insurance recoveries, etc.	(2.7)
Total Adjusted EBITDA	$428.4

Consolidated total debt	$836.6
Divided by adjusted EBITDA	428.4
Debt to Adjusted EBITDA Ratio	1.95	a

* Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated September 11, 2013 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.
a There is a $42.4 million impact on adjusted EBITDA from the Venezuelan bolivar devaluations as of the end of March and June 2014 that increased the debt to adjusted EBITDA ratio by 0.17.